Exhibit 1(i) under Form N-1A
                                         Exhibit 3(a) under Item 601/Reg. S-K
                        WORLD INVESTMENT SERIES, INC.

                           ARTICLES SUPPLEMENTARY



     WORLD INVESTMENT SERIES, INC., a Maryland corporation having its principal offices in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies:

     FIRST: The Board of Directors hereby classifies 1,000,000,000 of the authorized but unclassified shares of common stock of the Corporation as 500,000,000 shares of Class B Shares and 500,000,000 shares of Class C Shares of World Utility Fund.

     SECOND: The shares of Common Stock classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FOURTH, paragraph (b) of the Corporation's charter and shall be subject to all provisions of the charter relating to stock of the Corporation generally.

     THIRD: The stock has been classified by the Board of Directors under the authority contained in the charter of the Corporation.

     IN WITNESS WHEREOF, World Investment Series, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on May 22, 1995.

     The undersigned, Richard B. Fisher, President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                       WORLD INVESTMENT SERIES, INC.



/s/ Byron F. Bowman           By:  /s/ Richard B. Fisher
Byron F. Bowman                    Richard B. Fisher